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Exhibit 10.5(1)

SENIOR MANAGER EMPLOYMENT AGREEMENT

        THIS SENIOR MANAGER EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 1, 2003 by and between Fieldstone Mortgage Company, a Maryland corporation (the "Company"), and the employee named on the attached cover letter (the "Employee") to be effective only upon the occurrence of the sale of shares of Fieldstone Investment Corporation in an offering under Rule 144A of the Securities Act of 1933 (the "Effective Date"). If the Effective Date does not occur prior to December 31, 2003, this Agreement shall be automatically null and void.

        WHEREAS, the Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company, on the terms and conditions set forth herein from and after the Effective Date.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Employee and the Company agree as follows:

        1.    Employment Agreement.    On the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company for the Employment Period (as defined below). Terms used herein with initial capitalization not otherwise defined are defined in Section 10 below.

        2.    Position and Duties.

          2.1    Position.    The Employee shall, during the Employment Period serve in the position shown on the attached cover letter.

          2.2    Duties.    The Employee shall have the duties shown on the attached cover letter. In addition, the Employee shall perform such other duties with the Company and with any Subsidiary as the Board or the Employee's supervisor may from time to time reasonably determine and assign to the Employee. The Employee shall devote the Employee's reasonable best efforts and full business time to the performance of the Employee's duties and the advancement of the business and affairs of the Company.

        3.    Term.    Subject to earlier termination as hereinafter provided, the initial term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on the date specified in the attached cover letter (the "End Date") (the period is the "Initial Term"). The term of employment under this Agreement shall be automatically renewed for additional consecutive 12-month periods (the "Extended Term") as of the End Date and every subsequent anniversary of the End Date, unless and until either party provides written notice to the other party in accordance with Section 11.1 hereof not less than 60 days before such anniversary date that such party is terminating the term of employment under this Agreement (the "Non-Renewal Notice"), which termination shall be effective as of the end of the Initial Term or Extended Term, as the case may be, or until the term of employment is otherwise terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the "Employment Period." A Non-Renewal Notice given by either party to this Agreement shall not be deemed a termination of the Employee's employment for purposes of Section 7 below. The parties' obligations under Sections 6 and 7 hereof shall survive the expiration or termination of the Employment Period.

        4.    Place of Performance.    In connection with the Employee's employment by the Company, the Employee shall be based at the office of the Company in the United States indicated in the attached cover letter, except as otherwise agreed by the Employee and the Company and except for reasonable travel on Company business.

        5.    Compensation and Benefits.

          5.1    Base Salary.    During the Employment Period, the Company shall pay to the Employee an annual base salary (the "Base Salary") at the rate per year indicated in the attached cover letter. The Base Salary shall be reviewed no less frequently than annually and may be increased or decreased, from time to time, in the discretion of the Company on written notice to the Employee. The Base Salary shall be payable consistent with the Company's payroll procedures, as may be amended in the future.

          5.2    Bonuses.    The Employee shall be eligible for the bonus payments outlined in the attached cover letter, to be calculated and paid in accordance with the attached cover letter and such other written terms regarding the calculation of the bonus amounts, eligibility and payment as the Company may deliver from time to time to the Employee. The Company shall have the right to increase or decrease or otherwise amend the bonus payments outlined in the attached cover letter from time to time by delivering written notice of such changes to the Employee. The bonus payments outlined in the attached cover letter are collectively referred to as the "Bonus."

          5.3    Benefits.    During the Employment Period, the Employee will be entitled to the employee benefit plans and arrangements and other fringe benefits and perquisite programs generally provided to other employees of the Company and may be entitled to other special benefits available only to senior managers of the Company in the sole discretion of the Company. Nothing contained in this Agreement shall prevent the Company from amending or terminating its generally available benefit plans, changing insurance carriers or from effecting modifications in insurance coverage for the Employee, provided that the Employee is treated in substantially the same manner as other employees of the Company.

          5.4    Vacation; Holidays.    The Employee shall be entitled to all public holidays observed by the Company and the vacation days specified in the attached cover letter, in accordance with the applicable vacation policies for similarly situated employees of the Company, which shall be taken at a reasonable time or times upon advance notice by the Employee to his or her direct supervisor and written approval thereof by the Employee's direct supervisor.

          5.5    Expenses.    The Employee is expected and is authorized to incur reasonable expenses in the performance of his or her duties hereunder. The Company shall reimburse the Employee for all such expenses promptly upon periodic presentation by the Employee of an itemized account of such expenses to his or her direct supervisor.

          5.6    Withholding Taxes and Other Deductions.    To the extent required by law, the Company shall withhold from any payments due to the Employee under this Agreement any applicable federal, state, excise or local taxes and such other deductions as are prescribed by law or Company policy.

        6.    Restrictions on Competition; Solicitation; and Hiring; Confidentiality.

          6.1   During the term of Employee's employment by the Company and during either the Extended Severance Period or the Post Termination Period, if any, the Employee shall not, without the prior written consent of Company, for himself or herself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a "Person"), work in the United States of America either in the business of originating, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans or in any other principal line of business engaged in, or planned to be engaged in, by the Company at the time of the Termination Date.

          6.2   During the term of Employee's employment by the Company, and thereafter during either the Extended Severance Period or the Post Termination Period, if any, the Employee shall not, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person:

            (i)    solicit and/or hire any Person who is on the Termination Date, or has been within six (6) months prior to the Termination Date, an employee of the Company or its affiliates, for the purpose or with the intent of enticing such Person away from or out of the employ of the Company or its affiliates;

            (ii)   in order to protect the confidential information and proprietary rights of Company, solicit, induce or attempt to induce any Person who is, at the Termination Date, or has been within six (6) months prior to the Termination Date, an actual customer, client, business partner, or a prospective customer, client, business partner (i.e., a customer, client or business partner who is party to a written proposal or letter of intent with Company, in each case written less than six (6) months prior to the Termination Date) of the Company, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Company or its affiliates, (B) enticing or attempting to entice such Person to do business with Employee or any affiliate of Employee, or (C) in any way interfering with the relationship between such Person and Company or its affiliates; or

            (iii)  solicit, induce or attempt to induce any Person who is or that is, at the time of the Termination Date, or has been within six (6) months prior to the Termination Date, a supplier, licensee or consultant of, or provider of goods or services to Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Company or its affiliates or (B) in any way interfering with the relationship between such Person and Company or its affiliates.

          6.3   Because of the difficulty of measuring economic losses to Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenants in this Section 6, in addition to and not in limitation of any other rights, remedies or damages available to Company at law, in equity or under this Agreement, may be enforced by Company in the event of the breach or threatened breach by Employee, by injunctions and/or restraining orders. If the Company is involved in court or other legal proceedings to enforce the covenants contained in this Section 6, then in the event Company prevails in such proceedings, Employee shall be liable for the payment of reasonable attorneys' fees, costs and ancillary expenses incurred by Company in enforcing its rights hereunder.

          6.4   It is agreed by the parties that the covenants contained in this Section 6 impose a fair and reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the current plans of Company; but it is also the intent of Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of Company and its affiliates throughout the term of these covenants.

          6.5   It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and enters into a business or pursues other activities within twelve months from such Termination Date that, at such time, are not in competition with the Company or its affiliates or with any business or activity which the Company or its affiliates contemplated pursuing, as of the Termination Date, or similar activities or business in locations the operation of which, under such circumstances, does not violate this Section 6 or any of Employee's obligations under this Section 6, Employee shall not be chargeable with a violation of this Section 6 if the Company or its affiliates subsequently enter the same (or a similar) competitive business, course of activities or location, as applicable (except as to business or activities actively contemplated by the Company at the Termination Date).

          6.6   The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

          6.7   All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the period during which the agreements and covenants of Employee made in this Section 6 shall be effective shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 6.

          6.8   Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Employee shall be prohibited from engaging in any competitive activity described in Section 6 hereof, the period of time for which Employee shall be prohibited pursuant to Section 6 hereof shall be the maximum time permitted by law.

          6.9   At all times during and after Employee's employment with the Company (whether or not such termination is voluntary or involuntary, with or without Cause or Good Reason or by Employee's Disability), Employee agrees to keep in strict confidence and trust all Proprietary Information and not to use or disclose (or induce or assist in the use or disclosure of) any Proprietary Information without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties as an officer of the Company. Upon termination of Employee's employment for any reason, Employee will deliver to the Company all Proprietary Information and any equipment, supplies, facilities and other tangible property owned, leased or contracted for by the Company which property is in Employee's possession as of the date of such termination.

        7.    Termination and Termination Benefits.    Notwithstanding the provisions of Section 1 above, this Agreement and the Employee's employment shall terminate under the circumstances, and subject to the terms, set forth below. The effective date of the termination of the Employee's employment by the Company is referred to as the "Termination Date".

          7.1.    Death.    In the event of the Employee's death during the Employment Period, this Agreement and the Employee's employment hereunder shall immediately and automatically terminate effective on the date of death and the Company shall pay to the Employee's designated beneficiary or, if no beneficiary has been designated by the Employee, to the Employee's estate, any earned, accrued, or incurred but unpaid Base Salary, Bonus, benefits and business expenses prorated through the Termination Date ("Accrued Obligations").

          7.2.    Termination by the Company for Cause.    (a)    The Company may terminate the Employee's employment hereunder for Cause (as defined in Section 10 below) at any time following the occurrence of the circumstances giving rise to Cause, upon written notice to the Employee setting forth in reasonable detail the nature of such Cause. Upon the giving of written notice of termination of the Employee's employment hereunder for Cause, the Company shall have no further obligation to the Employee other than for the Accrued Obligations and the Employee shall receive no severance pay except as the Company shall determine in its sole discretion in accordance with Section 7.2(c) below.

            (b)   Upon a termination of the Employee's employment for Cause, the Extended Severance Period shall be eliminated (i.e., there will be no Extended Severance Period) and the Company shall, in its sole discretion, determine the duration of the Post Termination Period, which may range from a minimum period of zero months to a maximum period of the number of months provided as the Extended Severance Term in the attached cover letter.

            (c)   If the Company determines that the Post Termination Period will be one or more months, the Company shall continue to pay the Employee his or her Extended Severance Amount in effect on the Termination Date, in accordance with the Company's customary payroll practices, for the duration of the Post Termination Period (as may be terminated or shortened by the Company), subject to reduction or discontinuance in accordance with Section 7.5 (relating to re-employment of the Employee).

            (d)   It is agreed by the parties that the payment of Extended Severance Amount in accordance with subsection 7.2(c) above is sufficient and appropriate consideration for the enforcement of the provisions of Section 6.

          7.3.    Termination by the Company Other than for Cause.    The Company may terminate the Employee's employment hereunder other than for Cause at any time upon written notice to the Employee (a "Termination Without Cause"). A termination for Disability pursuant to Section 7.6 shall be considered a Termination Without Cause. In the event of Termination Without Cause:

            (a)   the Company shall pay any Accrued Obligations through the Termination Date;

            (b)   for a period of six months after the Employee's Termination Date, on written request from the Employee the Company shall, at its sole expense as incurred, provide the Employee with temporary office space or an outplacement service which, in the sole discretion of the Company, is comparable to the office in which the Employee worked for the Company;

            (c)   in lieu of any further base salary, Bonus or any other payments to the Employee for periods subsequent to the Termination Date, the Company shall pay as severance to the Employee during the Extended Severance Period the Extended Severance Amount indicated as in the attached cover letter, in accordance with the Company's customary payroll practices, subject to reduction or discontinuance in accordance with Sections 7.5 (relating to re-employment of the Employee) and 7.6 (relating to long-term disability insurance payments) below; and

            (d)   the Company shall, at the Employee's request, also pay the share of the cost of health care insurance for Employee and Employee's dependents (to the extent enrolled at the date of termination) that the Company paid for the Employee prior to the Termination Date under the Company's health insurance plan for a period of up to twenty four months from the Termination Date or, if earlier, the date on which the Employee becomes fully employed in a job in which the Employee is eligible for comparable health insurance benefits.

          7.4.    Termination by Employee.

            7.4.1    Without Good Reason.    (a)    The Employee may terminate the Employee's employment hereunder at any time upon 60 days' prior written notice to the Company (the "Employee Notice Period"); it being understood that the Termination Date shall be the 60th day of the Employee Notice Period unless an earlier date is designated in writing by the Company in its sole discretion. In the event of termination by the Employee without Good Reason (as defined in Section 10 below), the Company shall have no further obligation to the Employee other than for the Accrued Obligations and other than as the Company may determine in its sole discretion under Section 7.4.1(c) below.

              (b)   Upon the Employee's termination of his or her employment without Good Reason, the Extended Severance Period shall be eliminated (i.e., there will be no Extended Severance Period) and the Company shall, in its sole discretion, determine the duration of the Post Termination Period, which may range from a minimum period of zero months to a maximum period of the number of months provided as the Extended Severance Term in the attached cover letter.

              (c)   If the Company determines that the Post Termination Period will be one or more months, the Company shall continue to pay the Employee his or her Extended Severance Amount in effect on the Termination Date, in accordance with the Company's customary payroll practices, for the duration of the Post Termination Period (as may be terminated or shortened by the Company), subject to reduction or discontinuance in accordance with Section 7.5 (relating to re-employment of the Employee).

              (d)   It is agreed by the parties that the payment of Extended Severance Amount in accordance with subsection 7.4.1(c) above is sufficient and appropriate consideration for the enforcement of the provisions of Section 6.

            7.4.2    With Good Reason.    Upon the Employee's termination of his or her employment with Good Reason, the Company shall pay to the Employee the amounts, and make available to the Employee the benefits, set forth in Section 7.3 above, subject to reduction or discontinuance in accordance with Section 7.5 below.

          7.5.    Notification Requirement by the Employee Regarding New Employment.    The Employee shall have an affirmative obligation promptly to notify the Company in accordance with Section 11.1 if the Employee obtains employment with a new employer during the Extended Severance Period or a Post Termination Period under this Agreement. Such notification shall include the name of the new employer, the amount of the Employee's base salary from the new employer and the amount of the variable or incentive compensation for which the Employee is eligible. The Company shall have the right, in its sole discretion, to reduce the Employee's Extended Severance Amount by the amount of compensation the Employee receives from the new employer, or to discontinue any extended severance payments under this Agreement if the amount of compensation the Employee receives from the new employer exceeds the Extended Severance Amount, in which case a Post Termination Period shall terminate at the time the extended severance payments are discontinued.

          7.6    Disability and Off-set of Severance Payments.    A termination of Employee's employment by the Company due to Disability shall be communicated to the Employee by written notice, and shall be effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), unless Employee returns to full-time performance of his duties hereunder before the Disability Effective Date. In the event of a termination of Employee's employment by the Company due to Disability, any severance payments by the Company pursuant to Section 7.3 (c) above shall be off-set by the payments, if any, to the Employee under any long-term disability plan provided to the Employee by the Company.

        8.    Effect of Termination.

          8.1.    No Additional Payments.    Payment by the Company of any Accrued Obligations and severance payments and benefits that may be due to the Employee under the applicable termination provision of Section 7 shall constitute the entire obligation of the Company to the Employee to pay compensation under this Agreement.

          8.2.    Continued Performance.    Provisions of this Agreement shall survive any termination of this Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Employee under the terms and conditions of Section 6. Any obligation of the Company to make payments to or on behalf of the Employee under Sections 7.2, 7.3 and 7.4 is expressly conditioned upon the Employee's continued performance of the Employee's obligations under Section 6 for the time periods stated

  in Section 6. The Employee recognizes that, except to the extent, if any, provided in Sections 7.2, 7.3 and 7.4, the Employee will earn no compensation from the Company after the Termination Date.

          8.3    Liquidated Damages.    The parties acknowledge and agree that damages which will result to the Employee for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Employee under Sections 7.2, 7.3 and 7.4 shall constitute liquidated damages for any breach of this Agreement by the Company through the Termination Date. The Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving payments under Sections 7.2, 7.3 and 7.4, the Employee will execute a release of claims in a form reasonably satisfactory to the Company.

        9.    Additional Payments by the Company.

          9.1   If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Employee will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          9.2   All determinations required to be made under this Section 9, including whether an Excise Tax is payable by Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Company's then current outside auditors; provided that if that firm is unwilling or unable to provide such services, the Accounting Firm may be selected by the Company. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Employee within 30 calendar days after the date of the change in control or the date of Employee's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Employee. If the Accounting Firm determines that any Excise Tax is payable by Employee, the Company will pay the required Gross-Up Payment to Employee no later than five calendar days prior to the due date for Employee's income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Employee, it will, at the same time as it makes such determination, furnish Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 9.6 hereof and Employee thereafter is required to make a payment of any Excise Tax, Employee shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Employee as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Employee within five business days after receipt of such determination and calculations.

          9.3   The Company and Employee will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 9.2 hereof.

          9.4   The federal, state and local income or other tax returns filed by Employee will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Employee. To the extent the Excise Tax has not been previously withheld from amounts paid to the Employee, Employee will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Employee will within five business days pay to the Company the amount of such reduction.

          9.5   The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 9.2 and 9.4 hereof will be borne by the Company. If such fees and expenses are initially advanced by Employee, the Company will reimburse Employee the full amount of such fees and expenses within five business days after receipt from Employee of a statement therefore and reasonable evidence of his payment thereof.

          9.6   Employee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Employee actually receives notice of such claim and Employee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Employee). Employee will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee will:

            9.6.1   provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

            9.6.2   take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

            9.6.3   cooperate with the Company in good faith in order effectively to contest such claim; and

            9.6.4   permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9.6, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 9.6 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Employee may participate therein at his own cost and expense) and may, at its option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Employee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Employee on an interest-free basis and will indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          9.7   If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 9.6 hereof, Employee receives any refund with respect to such claim, Employee will (subject to the Company's complying with the requirements of Section 9.6) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 9.6 hereof, a determination is made that Employee will not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 9. If, after the receipt by Employee of a Gross-Up Payment but before the payment by Employee of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Employee is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 9, Employee shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Employee exceeds the Gross-Up Payment required under this Section 9.

        10.    Definitions.

        "Accrued Obligations" means any earned, accrued, or incurred but unpaid Base Salary, Bonus, benefits and business expenses prorated through the Termination Date of the Employee under this Agreement.

        "Affiliate" shall mean, with respect to any entity, any person or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such entity, where the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

        "Board" means the board of directors of the Company.

        "Cause" for termination means: (i) the commission by the Employee of a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, for which the Company has reasonable proof was committed by the Employee; (ii) conduct by the Employee tending to bring the Company or any of its Affiliates into substantial public disgrace or disrepute; (iii) substantial and repeated failure by the Employee to perform duties of the office held by the Employee as reasonably directed by the Board and not cured within twenty (20) business days after written notice thereof; (iv) gross negligence or willful misconduct by the Employee with respect to the Company or any of its Affiliates; or (v) any material breach of Section 3 or Section 6 of the Agreement by the Employee not cured within fifteen (15) business days after written notice thereof from the Company; in each case, as determined in the reasonable judgment of the Board. Any failure or breach resulting from the Employee's Disability shall not constitute Cause.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Disability" means that Employee has been unable, for a period of not less than (x) 120 consecutive days, or (y) 180 days within any 12 month period, to perform Employee's duties under this Agreement, as a result of physical or mental illness, injury or impairment.

        "Extended Severance Period" means the period of time commencing on the Termination Date and continuing for the number of months provided as the Extended Severance Term in the attached cover letter provided that the Employee is eligible for payment of the Extended Severance Amount under Section 7.3, i.e., if the Employee is not eligible for payment of the Extended Severance Amount under Section 7.3, then there is no Extended Severance Period under this Agreement.

        "Good Reason" means, without the consent of the Employee, (i) any material diminution of the Employee's duties or responsibilities hereunder (except in each case in connection with the termination of the Employee's employment for Cause or as a result of the Employee's death or disability), or, the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee's then position; (ii) any material breach of the Agreement by the Company which is not cured within 15 business days after written notice thereof is given by Employee to the Company; or (iii) a relocation by the Company of the Employee from the office indicated on the attached cover letter to a location more than 50 miles from the location of office indicated on the attached cover letter, other than on a temporary basis not to exceed a period equal to two calendar months. A reduction in Base Salary in exchange for increased Bonus opportunity, as determined by the Company, shall not constitute Good Reason. In addition, as the amount and terms and conditions of the Bonus opportunity may vary from year to year based on the Company's profitability, a reduced or different Bonus opportunity shall not constitute Good Reason.

        "Parent Company" means Fieldstone Investment Corporation.

        "Post Termination Period" means the period of time determined by the Company in its sole discretion that commences on the Termination Date and ends not later than the number of months after the Termination Date specified as the Extended Severance Term provided in the attached cover letter; provided, however, that the Post Termination Period may be extended in the sole discretion of the Company beyond the number of months specified as the Extended Severance Period in the attached cover letter by an additional period of time equal to any time during which Employee is in violation of any provision of Section 6 of this Agreement. The Post Termination Period shall commence on the Termination Date. The Company may, in its sole discretion, terminate or shorten the Post Termination Period, upon 60 days' prior written notice to the Employee.

        "Proprietary Information" means information generally unavailable to the public that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, including any modifications or enhancements thereto, which information has material economic value or potential material economic value to the Company or the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, financial, sales and distribution information; business plans, strategies and forecasts; lists of employees, contractors, customers, agents and independent brokers; trade secrets; processes; formulas; data; know-how; negative know-how; improvements; discoveries; developments; designs; inventions; techniques; proposals; reports; client information; and software programs and information (whether or not expressed in written form). Such restrictions on the use or disclosure of Proprietary Information do not extend to any item of information which (i) is publicly known immediately prior to the time of its disclosure, (ii) is lawfully received from a third party not bound in a confidential relationship to the Company or (iii) is published or otherwise made known to the public by the Company.

        "Subsidiary" means any subsidiary of the Company.

        "Termination Date" means the effective date of the termination of the Employee's employment by the Company.

        11.    Miscellaneous.

          11.1    Notices.    All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by fax as follows:

      (i)
      If to the Company:

        Fieldstone Mortgage Company
        11000 Broken Land Parkway, Suite 600
        Columbia, Maryland 21044
        Tel: (410) 772-7211
        Fax: (443) 367-2060
        Attn: President

        with a copy to:

        Hogan & Hartson LLP
        555 Thirteenth Street, N.W.
        Washington, D.C. 20004
        Tel: (202) 637-5824
        Fax: (202) 637-5910
        Attn: William L. Neff, Esq.

      (ii)
      If to the Employee:

        To the Employee's home address in the Company's
        Human Resources records, as may be updated in
        writing from time to time by the Employee.

The Company may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, mailed, or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a fax) the confirmation of facsimile being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          11.2    Severability.    The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          11.3    Survival.    It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7 and 8 hereof and this Section 11.3 shall survive the termination of employment of the Employee. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

          11.4    Assignment.    The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Employee's death, the personal representative or legatees or distributees of the Employee's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Employee hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

          11.5    Binding Effect.    Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

          11.6    Amendment; Waiver.    This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

          11.7    Dispute Resolution.    Any dispute or controversy arising under or in connection with this Agreement, other than a claim for injunctive relief or other equitable relief, shall be settled exclusively by arbitration, conducted before one (1) arbitrator in Baltimore, Maryland in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction. The costs of arbitration (including legal and other professional fees incurred) will be borne by the party by which they are incurred, provided that, if the Employee prevails, the Company shall reimburse him for all legal fees, disbursements and other costs and provided further, that if the Company prevails, and it is determined by the Arbitrator that Employee's claim was brought in bad faith or otherwise frivolous Employee shall reimburse the Company for all legal fees, disbursements and other costs.

          11.8    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

          11.9    Entire Agreement.    This Agreement constitutes the entire agreement between the parties respecting the employment of the Employee, there being no representations, warranties or commitments except as set forth herein. Notwithstanding the foregoing, this Agreement shall not supercede the Deferred / Retention bonus provisions of the Senior Manager Incentive and

  Retention Bonus Plan following the effective date of this Agreement. Also, the Change of Control Bonus provisions of the of the Senior Manager Incentive and Retention Bonus Plan shall remain in effect relative to the sale of shares of Fieldstone Investment Corporation in an offering under Rule 144A of the Securities Act of 1933 contemplated by this Agreement following the Effective Date. This Agreement shall supercede the extended severance portion of the Senior Manager Incentive and Retention Bonus Plan.

          11.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

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SENIOR MANAGER EMPLOYMENT AGREEMENT